Exhibit 99.1(i)

Vivitar Corporation and Subsidiaries

Condensed Consolidated Balance Sheet
As of September 30, 2006
(unaudited)

(000’s)

Assets
Current Assets
Cash and cash equivalents	$3,629
Accounts receivable and due from factor, net	27,111
Inventories	15,754

Total current assets	46,494
Property and equipment, net	155
Goodwill	4,505
Other assets, net	4,060

Total assets	$55,214

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$38,105
Other accrued liabilities	11,746
Bank line of credit	4,352

Total current liabilities	54,203

Stockholders’ equity
Additional paid-in capital	39,010
Accumulated deficit	(32,905)
Accumulated other comprehensive loss	(5,094)

Total stockholders’ equity	1,011

Total liabilities and stockholders’ equity	$55,214

Vivitar Corporation and Subsidiaries

Condensed Consolidated Statements of Operations
For the Nine-Month Periods Ended September 30,
(unaudited, in 000’s)

	2006	2005

Net Sales	$88,735	$74,830
Cost of sales	78,658	77,228

Gross profit (loss)	10,077	(2,398)
Selling, general and administrative expenses	8,796	8,627

Operating loss	1,281	(11,025)
Other income (expense):
Interest, net	—	(85)
Other, net	1,124	(779)

Net income (loss) before income taxes	2,405	(11,889)
Income tax expense (benefit)	—	6

Net income (loss)	$2,405	$(11,895)

Vivitar Corporation and Subsidiaries

Condensed Consolidated Statements of Cash flows
For the Nine-Month Periods ended September 30,
(unaudited — in $000’s)

	Nine Months Ended
	September 30,
	2006	2005

Operating Activities:
Net income (loss)	$2,405	$(11,895)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	267	287
Provision for inventory reserves	916	969
Provision for doubtful accounts	1,262	2,441
Changes in assets and liabilities:
Decrease in accounts receivable	10,528	10,995
Decrease in inventories	6,699	11,897
(Increase) in other assets	(2,032)	203
Increase (decrease) in accounts payable	(48,409)	495
Increase (decrease) in other accrued liabilities	(3,002)	(10,922)

Net cash provided by (used in) operating activities	(31,366)	4,470

Investing Activities:
Fixed assets purchased	(284)	(263)

Net cash used in investing activities	(284)	(263)

Financing Activities:
Contribution of capital from stockholder	17,950	—
Repayment of line of credit	—	(15,638)
Net proceeds from bank loan payable	4,352	—

Net cash provided by financing activities	22,302	(15,638)

Effects of change in other comprehensive loss	2,038	6,793
Net increase (decrease) in cash and cash equivalents	(7,310)	(4,638)
Cash and cash equivalents, beginning of period	10,939	10,116

Cash and cash equivalents, end of period	$3,629	$5,478

Supplemental Cash Flow Information:
Cash paid for interest	$140	$130

Cash paid for income taxes	$—	$—

Vivitar Corporation and Subsidiaries

Notes to Unaudited Interim Condensed Consolidated Financial Statements

Basis of Presentation.  The accompanying unaudited condensed consolidated financial statements as of September 30, 2006 and for the nine-month periods ended September 30, 2006 and 2005 include the financial statements of Vivitar Corporation and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States for a complete presentation of financial statements. In the opinion of Vivitar’s management, all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position, results of operations, and cash flows for all periods presented have been made. The results of operations for the nine-month period ended September 30, 2006 are not necessarily indicative of the operating results that may be expected for the entire year ending December 31, 2006. These condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements as of and for the year ended December 31, 2005.